EXHIBIT 99.2

Strategy International Insurance Group, Inc. Signs Letter of Intent to Acquire RS Group of Companies, Inc.

Tuesday May 31, 8:01 am ET

TORONTO--(BUSINESS WIRE)--May 31, 2005--Strategy International Insurance Group, Inc. (OTCBB:SGYI - News), a provider of specialty lines of insurance, reinsurance and structured risk underwriting focusing on credit risk and credit enhancement, announced today that the company has signed a letter of intent to acquire the outstanding shares of RS Group of Companies, Inc. (OTCBB: RSGC -
News).

Management believes that the long-term objectives of Strategy International and RS Group will converge and that combining their strengths in a single organization will lead to operational efficiencies and open up new revenue opportunities for the surviving entity.

Strategy International has confirmed its intent to acquire all of the outstanding shares of common stock, outstanding options and all other outstanding equity securities of RS Group. The transaction is subject to the negotiation and execution of a definitive merger agreement and other definitive documents on terms and conditions acceptable to Strategy International and RS Group, as well as making all appropriate filings with the Securities and Exchange Commission and other regulatory agencies, as may be required.

It is anticipated that Strategy International will offer approximately U.S.$1.75 per share of common stock of RS Group. The price per share of RS Group's common stock is subject to adjustment based on the completion of a valuation of the company and receipt of a fairness opinion, which could result in a material change in the merger consideration. The parties have agreed to a 60-day exclusivity period.

"This acquisition will provide Strategy with the resources to enhance further the company's global expansion. RS Group's proven product expertise will be an exceptional addition to the Strategy underwriting group," said Stephen Stonhill, President and Chief Executive Officer of Strategy International.

Commenting on the announcement, John Hamilton, Chief Executive Officer of RS Group of Companies, Inc. said "This amalgamation of two operations, which have complementary abilities and similar long-term objectives, indicates the ability of these two companies to recognize yet another opportunity to expand their presence within the insurance and reinsurance industry. We are excited to enter into this affiliation and are confident that our combined strength will enhance the ability of RS Group to fulfill its operational goals."

About Strategy International Insurance Group, Inc.

Strategy Insurance Limited ("Strategy"), a Barbados-formed and licensed provider of specialty lines of insurance, reinsurance and structured risk underwriting, focusing on credit risk and credit enhancement, is a wholly-owned subsidiary of Strategy Holding Company Limited, a Barbados company which is itself a wholly-owned subsidiary of Strategy International Insurance Group, Inc. (OTCBB:
SGYI - News). Strategy conducts its insurance and reinsurance operations principally through its subsidiary incorporated in Barbados, West Indies. Strategy has offices in Barbados, London and Toronto. As of January 31, 2005, Strategy international had approximately $158 million of assets on its balance sheet which gives the company the ability to write gross premiums in excess of $300 million while maintaining a conservative writings to assets ratio.

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About RS Group of Companies, Inc.

RS Group of Companies, Inc. (http://www.rsgc.com) has developed and is implementing a strategy to design, structure and sell a broad series of pass-through risk specialty insurance and reinsurance platforms throughout North America. The company is structured as a holding company for an integrated group of businesses that operates in four distinct operating segments: residential rental services, timeshare affinity program, financial guarantee, and specialty insurance brokerage. Current offerings include RentShield(R) (http://www.rentshield.com), a Residential Rental Services Program being offered to North America's $300 billion residential real estate rental market, and Value Guaranteed Vacations, Inc.'s timeshare affinity program, VGV(TM) Club (http://www.vgvinc.com).

Forward-Looking Statement

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "Forward Looking Statements" for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward Looking Statements may be identified by words including "anticipate", "await", envision", "foresee", "aim at", "believe", "intends", estimates" including without limitation, those relating to the company's future business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the Forward Looking Statements. Readers are directed to the company's filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the company's business and results of operations.

Contact:

     Investor Contacts:
     Corbit Rockwell Investments
     Patti Cooke
     (212) 655-3048 or (416) 907-0948 pressreleases@corbitrockwell.com
     OR
     ZA Consulting LLC.
     David Zazoff
     (212) 505-5976
     pressreleases@za-consulting.net

Source: Strategy International Insurance Group, Inc.